EXHIBIT 10.31

(Rev. 5/03)

Directors

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”), is made by and between Health Care Property Investors, Inc., a Maryland corporation (the “Company”), and             , a non-employee member of the Company’s Board of Directors (“Holder”), effective as of                      , 20             (“Grant Date”).

WHEREAS, the Company wishes to carry out the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”); and

WHEREAS, the Plan provides for the grant of shares of Common Stock subject to certain Restrictions (as defined below) to Non-Employee Directors Board as an inducement for Non-Employee Directors to enter into or remain in the service of the Company and as an incentive for increased efforts during such service;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. All capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Plan.

Section 1.1 - Permissible Termination of Service.

“Permissible Termination of Service” shall mean a Holder’s (i) death, (ii) Disability, (iii) removal from the Company’s Board of Directors without cause (not including a failure to be re-elected) or (iv) Retirement from the Company’s Board of Directors. The Board, in its absolute discretion, shall determine the effect of all matters and questions relating to a Permissible Termination of Service, including without limitation whether a Termination of Service or Permissible Termination of Service has occurred.

Section 1.2 - Restricted Shares.

“Restricted Shares” shall mean the shares of Common Stock granted under this Agreement that are subject to Restrictions.

Section 1.3 - Restrictions.

“Restrictions” shall mean the vesting requirements set forth in Section 3.1, the forfeiture rights set forth in Section 3.2 and the restrictions on sale or other transfer set forth in Section 3.3.

Section 1.4 - Secretary.

“Secretary” shall mean the Corporate Secretary of the Company.

Section 1.5 - Termination of Service

“Termination of Service” shall mean termination of Holder’s service with the Company as a director, other than a Permissible Termination of Service. The Board, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including without limitation whether a Termination of Service or Permissible Termination of Service has occurred.

ARTICLE II.

ISSUANCE OF RESTRICTED SHARES

Section 2.1 - Issuance of Restricted Shares.

In consideration of the recitals and for other good and valuable consideration, on the Grant Date the Company agrees to and does hereby issue to Holder              (            ) Restricted Shares (i.e., shares of Common Stock subject to the Restrictions and other conditions set forth in this Agreement).

Section 2.2 - Consideration to Company.

As partial consideration for the issuance of Restricted Shares by the Company, Holder agrees to render faithful and efficient services to the Company for a period of at least one (1) year from the Grant Date. Notwithstanding the foregoing, Holder understands and agrees that, except as expressly provided herein, in the event of a Termination of Service, Holder shall forfeit all Restricted Shares. Nothing in this Agreement or in the Plan shall confer upon Holder any right to continue as a director of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to remove Holder from the Board.

Section 2.3 - Adjustments in Restricted Shares.

The Board may adjust the Restricted Shares in accordance with the provisions of Section 11 of the Plan.

ARTICLE III.

RESTRICTIONS

Section 3.1 – Vesting and Lapse of Restrictions.

(a) Subject to Sections 3.2(b) and 3.4 concerning accelerated vesting under specified circumstances, the Restrictions with respect to each Restricted Share shall lapse as and to the extent such Restricted Shares vest in accordance with the following schedule, conditioned upon continued employment or service with the Company through the applicable vesting date. Except as provided in Sections 3.2(b) and 3.4, the vesting of Restricted Shares and removal of Restrictions on Restricted Shares shall cease as of the date of Termination of Service of the Holder.

Number of Shares	Effective Date of Vesting

______________________________	First Anniversary of the Grant Date

______________________________	Second Anniversary of the Grant Date

______________________________	Third Anniversary of the Grant Date

______________________________	Fourth Anniversary of the Grant Date

(b) By resolution, the Board may, on such terms and conditions as it deems appropriate, remove any or all of the Restrictions (including without limitation, the Board may accelerate vesting) at any time or from time to time.

Section 3.2 - Forfeiture.

(a) Termination of Service, Other Than a Permissible Termination of Service. Upon a Termination of Service of Holder, other than a Permissible Termination of Service, all Restricted Shares outstanding as of such Termination of Service shall be automatically forfeited and cancelled effective as of such Termination of Service.

(b) Permissible Termination of Service. If there is a Permissible Termination of Service of Holder, all Restricted Shares shall vest in full and all Restrictions shall lapse immediately and automatically upon such Permissible Termination of Service for all Restricted Shares, and no such shares shall be forfeited or cancelled.

Section 3.3 - Restriction on Transfer of Restricted Shares.

Holder shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign any Restricted Shares, or any rights with respect thereto. Neither the Restricted Shares nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect.

Section 3.4 - Acceleration of Vesting and Lapse of Restrictions.

(a) In the event of a Change in Control, the Restrictions shall, immediately prior to the effective date of the Change in Control, automatically lapse for all Restricted Shares; provided, however, that the Restrictions shall not so lapse if and to the extent the Restricted Shares are, in connection with the Change in Control, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted. The determination of comparability of rights shall be made by the Board, and its determination shall be final, binding and conclusive. The Board may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of lapse of Restrictions, including, but not by way of limitation, provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control.

(b) Notwithstanding the foregoing, in the event of a pending or threatened takeover bid or tender offer and pursuant to which 10% or more of the outstanding securities of the Company is acquired, whether or not deemed a tender offer under applicable state or Federal laws, or in the event that any person makes any filing under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to the Company, the Board may in its sole discretion:

(i) Make the Restricted Shares fully vested; or

(ii) Make any other adjustments or amendments to the Restricted Shares and substitute new restricted shares.

Section 3.5 - Escrow.

(a) The Secretary of the Company or any other person designated by the Board as escrow agent shall retain physical custody of any certificates representing the Restricted Shares until and to the extent (i) such Restricted Shares have vested and all Restrictions have been removed or lapsed as to such shares under this Agreement, or (ii) such shares have been forfeited or cancelled pursuant to Section 3.2. To ensure the delivery of Holder’s Restricted Shares upon forfeiture, Holder hereby appoints the Secretary of the Company or any other designated escrow agent as Holder’s attorney-in-fact to assign and transfer unto the Company (or such designee), such Restricted Shares, if any, pursuant to Section 3.2.

(b) The Secretary, or other escrow agent, shall not be liable for any act he or she may do or omit to do with respect to holding the Restricted Shares in escrow and while acting in good faith and in the exercise of his or her judgment.

Section 3.6 - Legend.

Any share certificate or other evidence of the Restricted Shares issued hereunder may at the discretion of the Company be endorsed with or subject to the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN FORFEITURES AS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.

Section 3.7 – Vested Shares without Restrictions.

(a) As and to the extent the Restricted Shares vest in accordance with the terms of this Agreement, the Restrictions on such shares shall lapse and, and subject to compliance with Section 3.7(b), such vested shares of Common Stock shall be delivered to the Holder or for the benefit of his or her account without the legend referenced in Section 3.6. Such vested shares shall cease to be considered Restricted Shares subject to the terms and conditions of this Agreement, and shall be shares of Common Stock of the Company free of all Restrictions.

(b) Notwithstanding the foregoing, vested shares shall not be delivered to the Holder or for the benefit of or to his account unless and until the Holder shall have paid to the Company in cash or made provisions for payment through withholding against income, the full amount of all federal and state (or applicable foreign) withholding or other employment taxes applicable to the taxable income of the Holder resulting from the grant of the Restricted Shares or the lapse or removal of the Restrictions.

Section 3.8 - Restrictions on New Shares and Distributions.

In the event of any dividend or other distribution (including ordinary cash dividends, and whether in the form of Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-off, spin-off, combination, purchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, or issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event, is paid, issued, exchanged or distributed in respect of Restricted Shares, such new or additional or different shares or securities or property (including cash) which are attributable to Holder in his capacity as the owner of the Restricted Shares, shall be considered to be Restricted Shares and shall be subject to all of the Restrictions, unless the Board shall, in its discretion, otherwise provide.

ARTICLE IV.

MISCELLANEOUS

Section 4.1 - Administration.

The Board shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Restricted Shares.

Section 4.2 - Conditions to Issuance of Stock.

The Restricted Shares may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(i) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed, if applicable; and

(ii) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Holder as to investment intent or completion of other actions necessary to perfect exemptions, as the Board shall, in its absolute discretion, deem necessary or advisable; and

(iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable; and

(iv) The lapse of such reasonable period of time as the Board may from time to time establish for reasons of administrative convenience; and

(v) The receipt by the Company of payment of any applicable withholding tax.

Section 4.3 - Rights as Stockholder.

Holder shall have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote and receive all dividends or other distributions paid or made with respect to the Restricted Shares, subject to Section 3.8; provided, however, that in the discretion of the Board, any extraordinary distributions with respect to the Common Stock may be released from the Restrictions.

Section 4.4 - Withholding Tax.

Holder agrees that in the event the issuance of the Restricted Shares or the expiration or removal of Restrictions thereon results in the Holder’s realization of income which for federal, state or local income tax purposes is, in the opinion for the Company, subject to withholding of tax at source by the Company, the Holder will pay to the Company an amount equal to such withholding tax or the Company may withhold such amount from the Holder’s salary or from dividends deposited with the Company with respect to the Restricted Stock.

Section 4.5 - Section 83(b) Election.

No Holder may make an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Shares as of the date of issuance of the Restricted Shares rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, without the prior consent of the Committee, which consent may be withheld in its sole discretion. If a Holder makes a permitted election under Section 83(b) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Section 83(b) elections must be filed with the Internal Revenue Service within 30 days following the Grant Date.

Section 4.6 - Notices.

Any notice to be given by Holder under the terms of this Agreement shall be addressed to the Secretary or his or her office. Any notice to be given to Holder shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to Holder shall, if Holder is then deceased, be given to Holder’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section. Any notice shall be deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or when delivered to a courier that guarantees overnight delivery.

Section 4.7 - Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.8 - Construction.

This Agreement shall be administered, interpreted and enforced under the internal laws of the state of California.

Section 4.9 - Conformity to Securities Laws.

Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Restricted Shares shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.10 - Amendments.

This Agreement and the Plan may be amended without the consent of Holder provided that such amendment would not alter, terminate, impair or adversely affect any rights of Holder under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

HEALTH CARE PROPERTY INVESTORS, INC. a Maryland corporation

By

Title

HOLDER

[Name of Holder]

Address

City, States Zip

Holder’s Taxpayer Identification Number: ___________________________